                                                               EXHIBIT 99-B.4.95

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract, and the Certificate, if applicable, are endorsed as follows.

Delete Section 9.01, DEATH BENEFIT, and replace it with the following:

If a Participant dies during the Accumulation Phase, we pay a death benefit. If the Contract beneficiary requests payment of the death benefit as a lump sum or Annuity option within six months of the Participant's death, the amount of the death benefit MVA on the date we receive notice of death and a request for payment in Good Order is guaranteed to be the greater of:

     (a) The Individual Account value, minus any outstanding loan balance, plus any applicable aggregate positive MVA; or

     (b)  The total of Contributions to the Individual Account, minus:

          (1)  Any amount withdrawn,
          (2)  Any outstanding loan balance,
          (3)  Or any amount used to purchase Annuity payments.

Endorsed and made part of this Contract, and the Certificate, if applicable, on the Effective Date of the Contract and Certificate.


                                       /s/  Thomas J. McInerney

                                       President
                                       Aetna Life Insurance and Annuity Company